Subsidiaries of the Company*

BGH Holdings, Inc., a Delaware corporation

Burns & Ricker, Inc., a Delaware corporation

Bloch & Guggenheimer, Inc., a Delaware corporation

Polaner, Inc., a Delaware corporation

RWBV Acquisition Corp., a Delaware corporation

Trappey's Fine Foods, Inc., a Delaware corporation

Maple Grove Farms of Vermont, Inc., a Vermont corporation

Les Products Alimentaires Jacques et Fils, a Quebec company

Heritage Acquisition Corp., a Delaware corporation

William Underwood Company, a Massachusetts business trust





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*  As of March 2, 2000